EXHIBIT 99.1

Repros Receives FDA Guidance for Proellex(R) Low Dose Oral Uterine Fibroid Clinical Program

  Company Instructed to Request Lifting of Full Clinical Hold for Oral Proellex for the Treatment of Uterine Fibroids
  Oral Study to be Conducted in Parallel to Vaginal Phase 2b Study

THE WOODLANDS, Texas, Nov. 4, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today reported it has received guidance from the FDA regarding its clinical program for low dose oral Proellex in the treatment of uterine fibroids.

The Company currently has three open INDs for Proellex:

  70,535 - oral treatment of fibroids STATUS: Full Clinical Hold
  76,631 – oral treatment for endometriosis STATUS: Partial Clinical Hold and in Phase 2
  112,576 – vaginal treatment for fibroids STATUS: Initiating Phase 2b

The Company held a meeting with the FDA on October 31, 2013 to discuss "going forward" plans for low dose oral Proellex in the treatment of uterine fibroids and to lift the clinical hold. In 2007, data had been discussed with the FDA based on the efficacy of a 12mg dose. The earlier study showed highly statistically significant results in achieving clinically relevant improvements in menstrual bleeding as well as symptoms associated with tumor bulk via a previously validated quality of life instrument (UFSQOL).

During the meeting with the FDA, the Agency provided guidance to the Company for endpoints it believed to be acceptable for the treatment of uterine fibroids. The Agency instructed the Company to submit a request for lifting of the full clinical hold at the same time it submits a new protocol. The Company will follow FDA's recommendations and submit the protocol and full hold lift in a timely fashion.

The Company will use the same design for the vaginal Phase 2b study and expects to start the two studies in early 2014. The Company has accounted for the costs of these studies in its current budget and these studies will not change the projected cash burn rate for 2014.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the ability to protect its intellectual property rights and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com